Exhibit 23.3

Consent of Independent Petroleum Engineers and Geologists

We consent to the incorporation by reference in the registration statement (No. 333-202054) on Form S-3 of Rice Energy Inc. of the reference to Netherland, Sewell & Associates, Inc. and the incorporation by reference of our report on oil and gas reserves located in Texas dated January 17, 2017, in the Annual Report on Form 10-K for the year ended December 31, 2016, of Rice Energy Operating LLC and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ C.H. (Scott) Rees III
By:
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas
March 31, 2017